EXHIBIT 10.1

INSIGNIA SYSTEMS, INC.
2013 OMNIBUS STOCK AND INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

You have been granted an award of Restricted Stock subject to the terms and conditions of the Company’s 2013 Omnibus Stock and Incentive Plan, as amended from time to time (the “Plan”), and the Restricted Stock Agreement set forth below (the “Agreement”), as follows:

Name of Grantee:	Kristine Glancy

Date of Issuance:	May 13, 2016

Shares of Restricted Stock:	100,000

Vesting Schedule:	Vesting Date	Number of Shares
	May 13, 2017	20,000
	May 13, 2018	20,000
	May 13, 2019	20,000
	May 13, 2020	20,000
	May 13, 2021	20,000

The period over which a share of Restricted Stock vests is referred to as its “Restricted Period.”

Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Plan.

THIS AGREEMENT, made effective as of the Date of Issuance set forth above, by and between Insignia Systems, Inc., a Minnesota corporation (the “Company”), and the Grantee identified above (“Grantee”).

W I T N E S S E T H:

WHEREAS, Grantee and the Company are party to that certain Employment Agreement dated April 8, 2016, setting forth the terms and conditions of Grantee’s employment as Chief Executive Officer of the Company (the “Employment Agreement”);

WHEREAS, the Company desires to give Grantee an inducement to acquire a proprietary interest in the Company and an added incentive to advance the interests of the Company by awarding shares of Restricted Stock to Grantee (the “Shares”), on the terms and conditions and subject to the restrictions set forth in this Agreement; and

WHEREAS, the Company and Grantee each desire to enter into this Agreement to establish the terms and conditions of such Award.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1.                                      GRANT OF RESTRICTED STOCK.  The Company hereby grants to Grantee, subject to the terms and conditions in this Agreement and the Plan, the number of shares of Restricted Stock specified above.  Such shares are subject to the restrictions provided for in this Agreement and are referred to collectively as the “Restricted Shares” and each as a “Restricted Share.”  The grant of the Restricted Stock is made in consideration of Grantee’s execution of the Employment Agreement and the services to be rendered by the Grantee to the Company.

2.                                      RESTRICTIONS ON RESTRICTED SHARES.  Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period, the Restricted Shares or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee.  Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Shares or the rights relating thereto during the Restricted Period shall be wholly ineffective and, if any such attempt is made, the Restricted Shares will be forfeited by the Grantee and all of the Grantee’s rights to such shares shall immediately terminate without any payment or consideration by the Company.  The Restricted Shares shall be subject to forfeiture until satisfaction of the vesting conditions set forth in Section 4 of this Agreement.

3.                                      ACCEPTANCE.  Grantee’s execution of this Agreement will indicate his or her acceptance of and willingness to be bound by its terms and the terms of the Plan.

4.                                      NORMAL VESTING.  If Grantee remains an employee of the Company or at least one of its Affiliates continuously from the Date of Issuance as specified above, then the Restricted Shares will vest in the numbers and on the Vesting Dates specified above.

5.                                      ACCELERATED VESTING.  Notwithstanding Section 4 of this Agreement:

(a)                                 In the event of Grantee’s death or if Grantee’s employment is terminated by the Company for Disability or without Cause or by Grantee for Good Reason, then the amount of Restricted Shares eligible to vest on the next applicable Vesting Date shall vest as of the date of the applicable triggering event, and all remaining unvested Restricted Shares shall be immediately forfeited.

(b)                                 If a Change in Control occurs and the continuing or successor entity following such Change in Control fails to assume or replace any unvested Restricted Shares with new awards of equivalent value of such continuing or successor entity, then all such Restricted Shares shall automatically become 100% vested upon the date of the Change in Control.

6.                                      ISSUANCE OF UNRESTRICTED SHARES.  Upon the vesting of any Restricted Shares, such vested Restricted Shares will no longer be subject to forfeiture as provided in Section 7 of this Agreement, but will continue to be subject to the provisions of Section 10(d) of this Agreement.

7.                                      FORFEITURE.  If Grantee ceases to be an employee of the Company and its Affiliates prior to the last Vesting Date set forth above, then any Restricted Shares that have not previously vested (including pursuant to Section 5 of this Agreement) will be forfeited by Grantee to the

Company, and Grantee will thereafter have no right, title or interest whatever in such Restricted Shares.  If the Company does not have custody of any and all certificates representing Restricted Shares so forfeited, then Grantee must immediately return to the Company any and all certificates representing Restricted Shares so forfeited. Additionally, Grantee must deliver to the Company a stock power duly executed in blank relating to any and all certificates representing the Restricted Shares forfeited to the Company in accordance with the previous sentence or, if such stock power has previously been tendered to the Company, the Company will be authorized to deem such previously tendered stock power delivered, and the Company will be authorized to cancel any and all certificates representing Restricted Shares so forfeited and issue and deliver to Grantee a new certificate for any Shares that vested prior to forfeiture.  If the Restricted Shares are recorded in a book entry account in lieu of a certificate, Grantee agrees that the number of shares in the account will be reduced to reflect any forfeited shares and Grantee agrees to promptly complete any documentation reasonably required by the Company’s transfer agent to effect such reduction.

8.                                      DEFINITIONS.  For purposes of this Agreement:

(a)                                 “Cause” means what the term is expressly defined to mean in a then-effective written agreement (including, but not limited to the Employment Agreement) between Grantee and the Company or any Affiliate or, in the absence of any such then-effective agreement or definition, means (a) the deliberate and continued failure to substantially perform Grantee’s duties and responsibilities as Chief Executive Officer of the Company; (b) the criminal felony conviction of, or a plea of guilty or nolo contendere by, Grantee; (c) the  material violation of Company policy; (d) the act of fraud or dishonesty resulting or intended to result in personal enrichment at the expense of the Company; (e) the gross misconduct in performance of duties that results in material economic harm to the Company; or (f) the material breach by Grantee of the Employment Agreement or any successor thereto.  Notwithstanding the foregoing, in order to establish “Cause” for Grantee’s termination for purposes of clauses (a), (c) and (f) above, the Company must deliver a written demand to Grantee which specifically identifies the conduct that may provide grounds for Cause, and the Grantee must have failed to cure such conduct within thirty (30) days after such demand.  Reference in this paragraph to the Company shall also include direct and indirect subsidiaries of the Company.

(b)                                 “Disability” means what the term is expressly defined to mean in a then-effective written agreement (including, but not limited to the Employment Agreement) between Grantee and the Company or any Affiliate or, in the absence of any such then-effective agreement or definition, means “total and permanent disability” within the meaning of Code Section 22(e)(3).

(c)                                  “Good Reason” means what the term is expressly defined to mean in a then-effective written agreement (including, but not limited to the Employment Agreement) between Grantee and the Company or any Affiliate or, in the absence of any such then-effective agreement or definition, means any of the following: (a) a material and adverse change in Grantee’s duties, title or position, provided, however, that a change in the Company’s status as a publicly held corporation filing reports with the Securities and Exchange Commission shall not be deemed to constitute Good Reason hereunder; (b) a reduction in the Grantee’s base salary, provided, however, that Good Reason shall not exist in the event that Grantee’s base salary is reduced no more than 15% in connection with an across-the-board salary reduction by the Company similarly affecting all senior executives of the Company; or (c) a material breach by the Company of its obligations under the Employment Agreement or any successor thereto.  Good Reason shall not exist unless Grantee shall provide notice of the existence of the Good Reason condition within ninety (90) days of the date Grantee learns of the condition.  The Company shall have a period of thirty (30) days during which it may remedy the condition, and in case of full remedy such condition shall not be deemed to constitute Good Reason hereunder.

9.                                      THIS AWARD SUBJECT TO PLAN.  The Award of Restricted Stock evidenced by this Agreement is granted pursuant to the Plan, a copy of which Plan has been made available to Grantee and is hereby incorporated into this Agreement.  This Agreement is subject to and in all respects limited and conditioned as provided in the Plan, including, without limitation, Section 6(f)(viii) regarding compliance with Section 409A of the Code.  The Plan governs this Award and, in the event of any questions as to the construction of this Agreement or in the event of a conflict between the Plan and this Agreement, the Plan shall govern, except as the Plan otherwise provides.

10.                               SECURITIES MATTER AND CERTAIN TRANSACTIONS.

(a)                                 Rights as Shareholder.  The Grantee shall be the record owner of the Restricted Shares until the Shares are sold or otherwise disposed of, and shall be entitled to all of the rights of a shareholder of the Company including, without limitation, the right to vote such Shares and receive all dividends or other distributions paid with respect to such Shares; provided that, any dividends with respect to the Restricted Shares shall be withheld by the Company for the Grantee’s account in a non-interest bearing account.  The dividends so withheld by the Committee and attributable to any particular Share of Restricted Shares shall be distributed to the Grantee in cash upon the release of restrictions on such Share and, if such Share is forfeited, the Grantee shall have no right to such dividends.

(b)                                 No Right of Employment.  This Agreement does not confer on Grantee any right to continued employment with the Company or any of its Affiliates or with respect to the continuance of any other relationship between Grantee and the Company, nor will it interfere in any way with the right of the Company to terminate any such relationship.

(c)                                  Evidence of Ownership; Stock Legend.  Each Restricted Share will be evidenced by a duly issued stock certificate or electronic equivalent (which may represent more than one Restricted Share) registered in the name of Grantee. Physical possession or custody of any stock certificates that are issued shall be retained by the Company until such time as the Restricted Share vests.  The certificates or other evidence of the Restricted Shares or any Shares issued to Grantee (or, in the case of death, Grantee’s successors) may bear a legend indicating restrictions on transferability of the Restricted Shares and Shares pursuant to this Agreement or any other restrictions as may be determined or authorized by the Company in its sole discretion, including any legends it may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the Shares are then listed or quoted.

(d)                                 Securities Law Compliance.  The issuance and transfer of Shares shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the

Company’s Shares may be listed.  No Shares shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.  The Grantee understands that the Company is under no obligation to register the Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

(e)                                  Mergers, Recapitalizations, Stock Splits, Etc.  Pursuant and subject to Section 4(c) of the Plan, certain changes in the number or character of the common stock of the Company (through sale, merger, consolidation, exchange, reorganization, divestiture (including a spin-off), liquidation, recapitalization, stock split, stock dividend or otherwise) shall result in an adjustment, reduction or enlargement, as appropriate, in the Restricted Shares.

(f)                                   Change in Control.  Upon the occurrence of a Change in Control, the Committee shall have the right, in its sole and absolute discretion, but not the obligation, to take actions to make one or more adjustments or modifications to this Award pursuant to Section 9(g) of the Plan.

(g)                                  Limitation on Change in Control Payments. Notwithstanding anything in this Agreement to the contrary, if, with respect to Grantee, the acceleration of the vesting of Restricted Shares as provided in Section 5(b) of this Agreement (which acceleration could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Code), together with any other payments that Grantee has the right to receive from the Company or any corporation which is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the “payments” to Grantee will be reduced to the largest amount as will result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code. Without limiting the prior sentence, Grantee will have the discretion to determine which “payments” will be reduced so that no portion of such “payments” are subject to the excise tax imposed by Section 4999 of the Code. Notwithstanding anything to the contrary in this Section 10(g), if Grantee is subject to a separate agreement with the Company that expressly addresses the potential application of Section 280G or 4999 of the Code (including, without limitation, that “payments” under such agreement or otherwise will be reduced, that such “payments” will not be reduced or that such “payments” will be “grossed up” for tax purposes), then this Section 10(g) will not apply, and any “payments” to Grantee pursuant to Section 5(b) of this Agreement will be treated as “payments” arising under such separate agreement.

(h)                                 Accounting Compliance.  Grantee agrees that, if a reclassification, reorganization, liquidation or other transaction described in Section 4(c) of the Plan occurs and Grantee is an “affiliate” of the Company or any Subsidiary (as defined in applicable legal and accounting principles) at the time of such transaction, Grantee will comply with all requirements of Rule 145 of the Securities Act of 1933, as amended, and the requirements of such other legal or accounting principles, and will execute any documents necessary to ensure such compliance.

(i)                                     Withholding Taxes.  The parties to this Agreement recognize that the Company or its Affiliate may be obligated to withhold federal and state income taxes or other taxes upon the vesting of the Restricted Shares, or, in the event that the Employee elects under Section 83(b) of the Code to report the receipt of the Restricted Shares as income in the year of receipt, upon the

Grantee’s receipt of the Restricted Shares. Grantee agrees that, at such time, if the Company or a parent or subsidiary is required to withhold such taxes, the Company will withhold Shares issuable to Grantee as a result of vesting of the Restricted Shares in such amount as is necessary to satisfy the tax withhold obligation, unless (x) Grantee provides notice to the Company prior to the applicable Vesting Date that Grantee desires to pay cash or directs the Company (or any Affiliate) to withhold from payroll or other amounts payable to Grantee any sums required to satisfy such withholding tax obligations or (y) the withholding obligation is satisfied in such other manner as is permitted by the Committee in accordance with the terms of the Plan. Such Shares shall have a Fair Market Value equal to the minimum required tax withholding, based on the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to the supplemental income resulting from the grant or vesting of the Restricted Shares, as applicable.  In no event may the Company accept or withhold securities having a Fair Market Value in excess of such statutory minimum required tax withholding.  Any Shares withheld to satisfy tax withholding requirements under this Section 10(i) will be deemed forfeited and the number of Shares held by Grantee will be adjusted in connection therewith as provided in Section 7.

11.                               MISCELLANEOUS.

(a)                                 Binding Effect.  This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

(b)                                 Governing Law.  This Agreement and all rights and obligations hereunder shall be construed in accordance with the Plan and governed by the laws of the State of Minnesota.

(c)                                  Entire Agreement.  This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the grant of this Award and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant of this Award and the administration of the Plan.

(d)                                 Amendment and Waiver.  This Agreement may be amended, waived, modified or canceled by the Committee at any time, provided that all such amendments, waivers, modifications or cancellations shall comply with and not be prohibited by the provisions of the Plan, and any amendment, waiver, modification or cancellation that has an adverse effect on Grantee’s rights under this Agreement shall be with Grantee’s consent in a written instrument executed by Grantee and the Company.

(e)                                  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

INSIGNIA SYSTEMS, INC.

By:	/s/ F. Peter Zaballos
Name:	F. Peter Zaballos
Title:	Co-Chairman of the Board of Directors

GRANTEE

By:	/s/ Kristine Glancy
Name:	Kristine Glancy

Signature Page to Restricted Stock Agreement